Exhibit (j) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Institutional Shares and Institutional Service Shares’ Prospectuses and “Independent Registered Public Accounting Firm” in the Institutional Shares and Institutional Service Shares’ Statement of Additional Information in Post-Effective Amendment Number 41 to the Registration Statement (Form N-1A, No. 2-75366) of Federated Income Trust and to the incorporation by reference of our report, dated March 18, 2009, on Federated Income Trust included in the Annual Report to Shareholders for the fiscal year ended January 31, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 25, 2009